Contact: Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON REPORTS VERY STRONG THIRD QUARTER PROFIT

Net Income Increases Over 350%

Plymouth, Michigan, May 9, 2012 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the third quarter ended March 31, 2012. Net sales in the third quarter of fiscal year 2012 increased 43.4% to $20.3 million, from $14.1 million in the third quarter of fiscal year 2011. Net income increased by 356.3% to $2.8 million, or $0.33 per diluted share, from $606,000, or $0.07 per diluted share, in the third quarter of 2011. The substantial improvement reflected strong revenue in the Industrial Business Unit (IBU) segment.

Year-to-date, net sales were $49.0 million, with income from continuing operations of $3.3 million, or $0.38 per diluted share. That compares with net sales of $43.2 million and income from continuing operations of $1.3 million, or $0.14 per diluted share, for the nine months ended March 31, 2011. In the first quarter of fiscal year 2012, the Company recorded a $1.0 million loss from discontinued operations, net of taxes, or ($0.12) per diluted share, related to a previously disclosed settlement of a lawsuit against the Company. As a result, the Company had net income of $2.3 million, or $0.26 per diluted share, for the nine months ended March 31, 2012.

“We had another very strong quarter of financial results,” reported Jack Lowry, Perceptron’s Chief Financial Officer. “Sales grew by 43.4% and net income grew more than 350% compared to the third quarter of fiscal year 2011. The Company’s net income represents the highest quarterly profit in over fourteen years. In the third quarter we performed well by almost every measure, with our highest revenues since the fourth quarter of fiscal year 2007, higher margins, and continued control of operating expenses. Our operating income of $4.3 million increased by $3.5 million, or 412%, over the third quarter of last year. Our bookings and backlog also remained strong in the quarter, which sets a foundation for future results.”

Harry Rittenour, President and Chief Executive Officer, added, “Our Industrial Business Unit (IBU) continues to perform well in response to resurgent economic conditions and the stronger financial positions of our automotive customers. IBU sales, bookings and backlog were all strong in the third quarter and showed strength in all three of our geographic regions. IBU’s revenue was $19.2 million. Since fiscal year 2000, its previous highest quarter of revenue had been $17.4 million.”

Highlights of Operations

Perceptron reports its financial information in two segments – the Industrial Business Unit (IBU) and the Commercial Products Business Unit (CBU). Geographic and segment information on sales, bookings and backlog for the third quarter and the first nine months of fiscal years 2012 and 2011 is provided in the tables below:

SALES

By Segment	Third Quarter Ending March 31			Nine Months Ending March 31
(all numbers in millions)	Fiscal 2012	Fiscal 2011	Change	Fiscal 2012	Fiscal 2011	Change
IBU	$19.2	$11.6	$7.6	$44.6	$36.7	$7.9
CBU	1.1	2.5	(1.4)	4.4	6.5	(2.1)
Total Sales	$20.3	$14.1	$6.2	$49.0	$43.2	$5.8

By Location
Americas	$10.6	$8.2	$2.4	$24.3	$20.9	$3.4
Europe	5.9	4.4	1.5	14.7	16.8	(2.1)
Asia	3.8	1.5	2.3	10.0	5.5	4.5
Total Sales	$20.3	$14.1	$6.2	$43.2	$5.8

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Page 2 of 5 May 9, 2012

BOOKINGS

By Segment	Third Quarter Ending March 31			Nine Months Ending March 31
(all numbers in millions)	Fiscal 2012	Fiscal 2011	Change	Fiscal 2012	Fiscal 2011	Change
IBU	$17.5	$14.8	$2.7	$52.5	$45.6	$6.9
CBU	0.6	3.2	(2.6)	3.7	5.6	(1.9)
Total Bookings	$18.1	$18.0	$0.1	$56.2	$51.2	$5.0

By Location
Americas	$7.6	$11.1	$(3.5)	$28.4	$25.6	$2.8
Europe	5.5	4.3	1.2	16.9	18.0	(1.1)
Asia	5.0	2.6	2.4	10.9	7.6	3.3
Total Bookings	$18.1	$18.0	$0.1	$56.2	$51.2	$5.0

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG

By Segment	Third Quarter Ending March 31
(all numbers in millions)	Fiscal 2012	Fiscal 2011	Change
IBU	$31.8	$25.7	$6.1
CBU	1.8	2.2	(0.4)
Total Backlog	$33.6	$27.9	$5.7

By Location
Americas	$14.2	$13.3	$0.9
Europe	10.9	9.3	1.6
Asia	8.5	5.3	3.2
Total Backlog	$33.6	$27.9	$5.7

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Third Quarter Results

Sales increased by $6.2 million over the third quarter of fiscal year 2011. The increase in IBU sales occurred in all three geographic regions and came from higher Automated Systems Products sales. Technology Component Product sales were down approximately $1.0 million from the third quarter last year. Sales in Asia increased by approximately $2.3 million, or 153%, and were led primarily by growth in China. CBU sales were approximately $1.4 million lower primarily due to fewer sales in the construction and mechanics markets than one year ago.

Overall, bookings in the quarter were strong at $18.1 million, and flat as compared to the strong bookings level in the third quarter of fiscal year 2011. IBU’s bookings increased by $2.7 million, or approximately 18%, while CBU’s bookings were down by $2.6 million. IBU’s increase occurred in Asia and Europe and related to higher orders of Automated Systems Products, while bookings in the Americas were down by approximately $900,000. CBU’s bookings decline was primarily due to lower orders in the construction, plumbing and mechanics markets.

The Company’s backlog on March 31, 2012 was $33.6 million, an increase of $5.7 million, or approximately 20%, from the backlog on March 31, 2011. IBU’s March 31, 2012 backlog, of $31.8 million, improved by $6.1 million, or approximately 24%, over its backlog from a year earlier, and represents the third consecutive quarter IBU has been above $30.0 million. CBU’s backlog decreased by approximately $400,000 from the same period last year, primarily due to a reduction in the level of new orders in the plumbing and construction markets that were partially offset by an increase in the mechanics market.

Gross profit increased by approximately 51%, to $9.8 million from $6.5 million in the third quarter of fiscal 2011. The gross profit percentage this quarter was 48.2% compared to 45.7% in the third quarter of fiscal year 2011 and resulted from better margins in IBU.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Page 2 of 5 May 9, 2012

Operating expenses were $5.5 million in the third quarter compared to $5.6 million in the third quarter a year ago. Selling, general, and administrative (SG&A) expenses were approximately $3.6 million which represented an increase of $123,000, or 3.5%, compared to the third quarter of fiscal 2011. The increase was primarily due to increases in salary and related costs and an increase in the reserve for bad debts that was partially offset by a decrease in legal fees. Engineering, research and development expenses were $1.9 million this year compared to $2.1 million in the third quarter a year ago. The $282,000 decrease was primarily due to reduced costs in CBU.

Year-to-Date Results Summary

Total sales for the first nine months of fiscal year 2012 were $49.0 million and increased by $5.8 million, or approximately 13%, compared to the first nine months of fiscal year 2011. The increase was entirely due to a $7.9 million increase in IBU and came from higher sales of Automated Systems Products. CBU sales were approximately $2.1 million lower than one year ago. Year-to-date bookings were $56.2 million and exceed year-to-date sales by $7.2 million. Gross profit increased by $2.8 million, or approximately 15% over the year-to-date gross profit in fiscal year 2011. The gross margin improved to 43.0% from 42.3% last year. Operating expenses were approximately $500,000, or 3%, lower than in fiscal year 2011 due principally to lower engineering costs in CBU. Income from continuing operations increased to $3.3 million from $1.3 million.

Balance Sheet Highlights

As of March 31, 2012 the Company had $20.3 million in cash and short term investments, an increase of $1.2 million from December 31, 2011 and a decrease of $4.5 million from June 30, 2011. During the first six months of the year the company paid approximately $2.0 million to settle litigation on a discontinued business and repurchased approximately $1.35 million of stock. Accounts receivable increased due to the increase in sales during the third quarter and is expected to be collected in the normal course of business. The Company continues to have no debt, and shareholders’ equity at March 31, 2012 was $55.7 million, or $6.63 per share, based on 8,396,000 shares outstanding at March 31, 2012.

Outlook

Harry T. Rittenour, President and Chief Executive Officer, remarked, “We are continuing our efforts to finalize our plans for CBU. During the third quarter, we reduced the workforce in CBU to bring the staff size and costs more in line with recent sales levels. We recently received the first order for a new vision product for the mechanics market and have begun production of the BK8000 that we expect to ship this quarter.

“We continue to make important progress on the development and release of Helix applications for our IBU segment. As we’ve previously discussed, Helix is the largest R&D effort the Company has undertaken in the past fifteen years. We have beta and production installations in all three of our geographic regions. Customer feedback on these installations continues to be very positive and we are utilizing their feedback to engineer improvements in future application releases. We are carefully managing Helix sales to ensure successful installations are in line with customer expectations and our long-term development goals. The introduction of additional Helix sensors and software is expected to occur over the next 18 to 24 months. We expect to introduce additional Helix sensors and applications into the market during fiscal year 2013.”

Mr. Rittenour added, “We continue to see quarter-to-quarter volatility in our IBU sales. Despite our high backlog, and while we expect sales in the second half of the fiscal year to be higher than in the first half of the year, we anticipate the fourth quarter will be considerably below the level of the second and third quarters. This is based on the anticipated timing of customer specified deliveries and installations, and also reflects that we were able to recognize some revenue in the third quarter on some projects that we had initially forecasted would occur in the fourth quarter.”

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Page 3 of 5 May 9, 2012

Mr. Rittenour concluded, “We are very pleased with the performance of the Industrial Business Unit through the first three quarters of the year. These improved results are not only a reflection of the sustained recovery we see across the automotive manufacturing sector, but also our own improved performance and cost restructuring. U.S. automotive OEMs are now profitable at noticeably lower levels of unit sales due to cost reductions they were able to achieve. Many industry analysts are increasing their forecasts for both unit production and sales of light vehicles in the U.S. for calendar years 2012 and 2013. If accurate, these increases will most likely add to the profitability of these companies for the forecast period and improve the environment for future growth in IBU sales. We are also continuing to see notable growth in our Asian operations and expect growth in Europe in fiscal year 2013 over fiscal 2012. Overall, we believe the future for IBU is very positive.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its third quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, May 10, 2012 at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=87113
Conference Call	888 737-3702 (domestic callers) or
913 312-0711 (international callers)

Conference ID 4573934

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM (EDT) on Thursday, May 10, 2012.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	4573934

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. IBU also offers Value Added Services such as training and customer support services. Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners. Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2012, fiscal year 2013, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Page 4 of 5 May 9, 2012

Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2011. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process. The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis. In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

— Financial Tables Follow —

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

(Unaudited)

Condensed Income Statements	Three Months Ended		Nine Months Ended
	March 31,	March 31,
	2012	2011	2012	2011
Net Sales	$20,266	$14,134	$48,966	$43,228
Cost of Sales	10,489	7,671	27,895	24,927
Gross Profit	9,777	6,463	21,071	18,301
Operating Expenses
Selling, General and Administrative Expense	3,609	3,486	10,815	10,558
Engineering, Research and Development Expense	1,852	2,134	5,463	6,224
Operating Income	4,316	843	4,793	1,519
Other Income and Expense
Interest Income, net	57	59	188	160
Foreign Currency and Other Income (Expense)	(243)	43	(371)	254
Income from Continuing Operations Before Income Taxes	4,130	945	4,610	1,933
Income Tax Expense	(1,365)	(339)	(1,314)	(652)
Income from Continuing Operations	2,765	606	3,296	1,281
Loss from Discontinued Operations (net of $493 of tax benefits) Note 1	-	-	(1,009)	-
Net Income	$2,765	$606	$2,287	$1,281
Basic Earnings (Loss) Per Common Share
Continuing operations	$0.33	$0.07	$0.39	$0.14
Discontinued operations	-	-	(0.12)	-
Net Income	$0.33	$0.07	$0.27	$0.14
Diluted Earnings (Loss) Per Common Share
Continuing operations	$0.33	$0.07	$0.38	$0.14
Discontinued operations	-	-	(0.12)	-
Net Income	$0.33	$0.07	$0.26	$0.14
Weighted Average Common Shares Outstanding
Basic	8,393	8,888	8,444	8,953
Diluted	8,498	9,065	8,562	9,118

Note 1: The Company settled a lawsuit related to claims against the Company's discontinued forest products business unit.

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

(Unaudited)

Condensed Balance Sheets	March 31,	June 30,
	2012	2011
Cash and Cash Equivalents	$10,483	$12,105
Short-term Investments	9,806	12,697
Receivables, net	20,747	17,548
Inventories, net	7,153	6,773
Other Current Assets	5,141	5,063
Total Current Assets	53,330	54,186
Property and Equipment, net	6,042	6,233
Long-term Investments	2,192	2,192
Deferred Tax Asset	7,571	7,380
Total Non-Current Assets	15,805	15,805
Total Assets	$69,135	$69,991
Current Liabilities	$13,467	$14,511
Shareholders' Equity	55,668	55,480
Total Liabilities and Shareholders' Equity	$69,135	$69,991